Exhibit 99.1

Finjan Provides Shareholder Update for the Third Quarter of 2016
Company to Host Conference Call on November 15, at 1:30 PM PST

EAST PALO ALTO, CA -- 11/11/16 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with a financial update and a highlight of key accomplishments for the third quarter ended September 30, 2016.

Financial Highlights for the Third Quarter of 2016:

•	Revenue of $1.1 million versus no revenues a year ago

•	$15 million Jury Verdict and subsequent affirmative Judgement against Sophos

•	$11.6 million in cash

•	Redeemed and retired $2.6 million or 17,286 shares of Series A preferred stock

•	Net Loss of $3.3 million or $0.14 per share (before the Series A accretion) compared to a net loss of $4.7 million or $0.21 a share a year ago

"Notably during the third quarter we were awarded $15 million by a Jury in the Northern District of California in our lawsuit against Sophos. The Verdict has since been affirmed by the Court having entered a Judgment that all five of Finjan’s patents were found valid and directly infringed. This is our second favorable district court result in a year’s time with California juries awarding Finjan $65 million,” said Phil Hartstein, President and CEO of Finjan Holdings. “In an effort to both advance and protect our patented technologies, we continue to pursue licensing deals on a negotiated basis, engage in litigation where required (including overseas), and are advancing our new technology offerings into the cybersecurity marketplace.”

IP Licensing and Enforcement:

•	$15 million Jury Verdict and affirmed Judgment against Sophos after all five Finjan patents were found valid and infringed;

•	Granted 12th international patent;

•	The value of Finjan's patents reinforced in several decisive actions by the Patent Trial and Appeal Board (PTAB);

•	Filed a new and separate litigation against Blue Coat in Germany; and,

•	Currently in 25 licensing negotiations, four are in advanced business discussions, and we expect at least one to close in the current quarter.

Enforcement Update and Schedule:

•	Sophos (3:14-cv-01197-WHO, CAND SF) – Trial ended September 16th with a $15 million Jury Verdict and subsequent affirmative Judgment in favor of Finjan;

•	Symantec (3:14-cv-02998-HSG, CAND SF) – Stay lifted on March 29, 2016, and trial targeted to start in the first half of 2018;

•	Blue Coat Systems II (5:15-cv-03295-BLF, CAND SJ) – Blue Coat was denied motion to Stay on July 25, 2016 and trial set to start October 30, 2017;

•
ESET (3:16-cv-003731-JD, CAND SF) – Finjan filed two separate lawsuits against ESET and its affiliates on July 1, 2016, in the Northern District of California and Germany. Germany trial scheduled for July 6, 2017; and,

•	Blue Coat Systems III (EP 0 965 094 B1 - 4c O 57/16) – Finjan filed its third lawsuit against Blue Coat in Germany on October 14, 2016 with anticipated trial in the first quarter 2018.

Emerging Mobile Security Business:

•
Finjan Mobile recently launched its Gen3 mobile secure browser, VitalSecurityTM leveraging Finjan's existing patented inventions as well as new concepts to meet an ever expanding mobile endpoint security market need;

•	Finjan Mobile is currently expanding its pipeline for new features and technologies both through organic development and through technology partnerships with other industry leaders.

Advisory Services Business:

•	CybeRiskTM continues to establish its advisory services pipeline of engagements;

•	Transition of Company leadership to Eyal Harari as CybeRisk CEO, Mr. Harari having been part of the early planning for and founding of CybeRisk.

“Part of our mandate as a public company is to continually dive deeper into technology and services to advance the cybersecurity space. Today, this is largely reflected in our expanded investments in the Finjan Mobile business as we look to build upon product offering using our patented technology. In fact, at the end of October, we launched VitalSecurity, the Gen3 version of our mobile secure browser and with 1,000 downloads a day, initial momentum has been very positive,” continued Hartstein. “As we look ahead, we remain committed to diversifying our revenues across all Finjan businesses while protecting our IP rights to deliver the greatest value to our shareholders.”
Analyst and Investor Call with Management
A conference call to discuss third quarter 2016 results is scheduled for 1:30 p.m. Pacific Standard Time on November 15, 2016. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837. International callers can access the call by dialing 1-631-891-4304. An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on November 15, 2016 and can be accessed by dialing 1-844-512-2921 and providing access code 10002004. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
Follow Finjan Holdings, Inc.:
Twitter: @FinjanHoldings
LinkedIn: linkedin.com/company/finjan
Facebook: facebook.com/FinjanHoldings/
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.
Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Capital Markets Group LLC
(650) 282-3245
investors@finjan.com